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EXHIBIT 10.59


                              EMPLOYMENT AGREEMENT


                 THIS EMPLOYMENT AGREEMENT (the "Agreement"), dated as of March 13, 1996 (the "Effective Date") is made by and between GTI Corporation, a Delaware Corporation having its principal offices at 9171 Towne Centre Drive, Suite 460, San Diego, California 92122-1229 (the "Company") and Albert J. Martinez ("Employee").

                                   AGREEMENT

    A.           Effective Date.

                 Employee's employment will commence on March 13, 1996. The terms of this agreement will become effective upon signature of this Agreement. Employee's employment relationship with the Company is at-will.

    B.           Employment Duties.

            1. Title/Responsibilities. Employee shall hold the title of President and Chief Executive Officer of the Company, and shall have the powers and duties consistent with such position. Employee shall also perform all duties which from time to time are assigned to him by the Board of Directors ("Board").

            2. Full Time Attention. Employee shall devote substantially all of his business time and attention, energy and skills to the Company during the time he is employed under this Agreement. The Company acknowledges that Employee currently sits on the board of directors of the following companies: (1) MicroChip Corporation, Arizona; and (2) UCSD Cancer Center, San Diego. The Company and Employee agree that no conflict of interest arises from Employee's present board of director involvement. Employee agrees to notify and obtain approval from the Company's Board prior to accepting any additional board of director positions.

            3. Policy Compliance. Employee is required to comply with the Company policy, practice and procedure in effect during his employment. The Company or Employee may terminate the employment relationship for any reason or no reason.


    C.            Compensation.

            1. Base Salary. The Company shall pay to Employee an initial annual Base Salary of Three Hundred Thousand Dollars ($300,000). Any increase to the monthly Base Salary is within the sole discretion of the Company.





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            2.              Bonus Compensation.  In addition to the compensation
provided above, the Company will pay Employee an incentive bonus for each full year starting with 1997 during the employment relationship. For 1996, Employee is eligible for a pro-rata portion of the annual targeted amount. Such bonus shall be calculated according to the Company Bonus Plan in effect at the time of the calculation. Generally, Employee will receive fifty percent (50%) of base salary if the Target is attained and up to a maximum of seventy five percent (75%) of base salary if the Target is exceeded by twenty percent(20%). Bonuses are payable on March 1 of each year, provided Employee remains in his position with the Company on that date. All bonus arrangements are subject to annual review and establishment by the Board.

            3. Hiring Bonus. Within seven (7) days of the commencement of Employee's employment with the Company, the Company shall pay to Employee a net hiring bonus of Fifteen Thousand Dollars ($15,000).

            4. Stock Options. Employee will be granted options to purchase 100,000 shares of the Company's common stock under the GTI Stock Incentive Plan (1989), as amended, at a price which is the fair market value of the stock at close of business on the date of commencement of employment, March 13, 1996. The option to purchase will remain open for as long as the Employee is in employment or for 6 years from the grant, whichever is the shorter period. Twenty percent (20%) of the option shares will vest upon commencement of employment. Of the remaining eighty percent (80%), twenty percent (20%) of the option shares will vest on each of the first four anniversaries after the grant. The details of this grant are formalized in the Stock Plan to be provided by the Company to Employee. In the event of an acquisition of the Company, including an offer by Telemetrix to acquire one hundred percent (100%) of GTI, full vesting will occur.





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                 h.       Fringe Benefits.

                          a)        Vacation.  During the Term of this
Agreement, Employee shall be entitled to three (3) weeks (fifteen (15) working days) annual paid vacation in addition to customary paid holidays. Vacation will increase annually by one day per year of service with a maximum of twenty
(20) days of vacation per year. Employee may carry over unused vacation from the prior year, but will cease to accrue vacation once he has accrued a maximum of forty (40) days. Employee will not accrue any more vacation until he has taken enough vacation to bring his accrued vacation below the maximum.

                          (2)     Health Benefits.  During his Employment, the
Company agrees to provide Employee with comprehensive health insurance benefits.

                          b)        401K Participation. Employee may participate
in any 401K or other employee retirement plan according to the requirements of those plans.

                           c)       Life Insurance.  The Company shall maintain
a term life insurance policy providing for payment of four (4) times base salary to Employee's designated beneficiaries should Employee die during his Employment.

                          (5)     Director and Officer Insurance.  During his
term as Director of the Company, Employee will be covered according to the terms of the Company's Director and Officer Insurance.

                           d)       Automobile.  During his employment, the
Company agrees to provide Employee with an automobile allowance in the amount of $800.00 per month towards an automobile to be used in connection with the Company's business. Reasonable costs associated with the use of this automobile will be assumed by the Company.





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             5.             Reimbursement of Expenses.  During his Employment,
with approval by the Chairman of the Board, Employee shall be entitled to reimbursement of reasonable and actual expenses, incurred on behalf of the Company, including but not limited to travel and entertainment expenses, supplies and cellular phone expenses.

    D.             Confidentiality.

             1. Proprietary Information. Employee agrees that he will not disclose any Proprietary Information (as hereinafter defined) to any individual or entity at any time while he is employed by the Company or at any time thereafter, except as is necessary and appropriate in the ordinary course of performing Employee's duties to the Company during his employment under this Agreement, or unless such disclosure has been authorized in writing by the Chairman of the Board, or unless such disclosure is required by law. For purposes of this Agreement, the term "Proprietary Information" shall mean any information that was developed by, became known by, or was assigned or otherwise conveyed to the Company, and which has commercial value in the Company's business. Proprietary Information includes, but is not limited to, trade secrets, financial information, customer lists and information, marketing plans, strategies, business forecasts, computer programs, product plans, research and development information, testing methods and results, inventions, improvements, formulas, processes, techniques, designs, know-how and data. Proprietary Information also includes, without limitation, any information which is generally regarded as confidential in the Company's industry or which is generally treated as confidential by the Company.

              2. Return Of Property. Employee agrees that all documents, records, apparatus, equipment and other physical property which is furnished or obtained by Employee in the course of his employment with the Company shall be and remain the sole property of the Company. Employee agrees that, upon the termination of his employment, he shall return all such property (whether or not it pertains to Proprietary Information), and agrees not to make or retain copies, reproductions or summaries of any such property.

    E. Non Competition. During the term of his employment, Employee shall not, directly or indirectly, either as an employee, employer, consultant, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in with the business of the Company in any location, unless such participation or interest is fully disclosed to the Company and approved by the Board.

    F. Severance. Employee shall be eligible for severance payments upon termination of the employment relationship as follows:





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           1.      the employment relationship between the parties is at-will, terminable by either party for any reason or no reason. The Company may, nonetheless, find that Employee has acted with gross misconduct in the performance of his duties. Where Employee is discharged for reasons other than gross misconduct, death or disability, Employee is eligible for severance payments equivalent to twelve months of base pay paid over a twelve (12) month period.

           2. Resignation. Where Employee voluntarily resigns his employment at his own initiative with the Company, the Company at its option may offer for severance payments up to twelve (12) monthly payments of salary, if and only if he agrees to extend the non-competition requirements set forth in paragraph 5 above for the severance period. The Company reserves the right to cease any remaining Severance Payments in the event Employee violates this Agreement.

           3. Discharge after Gross Misconduct. Where Employee is discharged as a result of gross misconduct, he is not eligible for severance.

    G. Dispute Resolution Procedures: Any controversy or claim arising out of or relating to this Agreement or the breach thereof, or the interpretation thereof, shall be settled by binding arbitration in accordance with the Rules of the American Arbitration Association; and judgment upon the award rendered in such arbitration shall be final and may be entered in any court having jurisdiction thereof. However, the selection of the arbitrator is not limited to the AAA roster. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with the American Arbitration Association. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. This agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law. Any party desiring to initiate arbitration procedures hereunder shall serve written notice on the other party. The parties agree that an arbitrator shall be selected pursuant to these provisions within thirty (30) days of the service of the notice of arbitration. In the event of any arbitration pursuant to these provisions, the parties shall retain the rights of all discovery provided pursuant to the California Code of Civil Procedure, and the Rules thereunder. All rights, causes of action, remedies and defenses available under California law and equity are available to the parties and shall be applicable as though in a court of law.

    H.             General Provisions.

           1. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California.

           2. Assignment. Employee may not assign, pledge or encumber his interest in this Agreement or any part thereof.

           3. No Waiver Of Breach. The failure to enforce any provision of this Agreement will not be construed as a waiver of any such provision, nor prevent a party thereafter from enforcing the provision or any other provision of this Agreement. The rights granted the parties are cumulative, and the election of one will not constitute a waiver of such party's right to assert all other legal and equitable remedies available under the circumstances.





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           4.               Severability.  The provisions of this Agreement are
severable, and if any provision will be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions, or enforceable parts of this Agreement, will not be affected.

           5. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous negotiations, agreements and understandings between the parties, oral or written.

           6. Modification; Waivers. No modification, termination or attempted waiver of this Agreement will be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

           7. Fees and Expenses. If any proceeding is brought for the enforcement or interpretation of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, the successful or prevailing party will be entitled to recover from the other party reasonable attorneys' fees and other costs incurred in that proceeding (including, in the case of an arbitration, arbitration fees and expenses), in addition to any other relief to which such party may be entitled.

           8. Amendment. This Agreement may be amended or supplemented only by a writing signed by both of the parties hereto.

           9. Duplicate Counterparts. This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original; provided, however, such counterparts shall together constitute only one instrument.

           10. Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

           11. Drafting Ambiguities. Each party to this Agreement and its counsel have reviewed and revised this Agreement. The rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any of the amendments to this Agreement.





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           12.               English Language.  All reports, data, information,
notices, schedules, plans, records and other information required to be provided hereunder by either party shall be in the English language. If a translation is made of this Agreement, it shall be made for the convenience of the parties and the English language of this Agreement shall be controlling.


Dated: March 13, 1996              GTI Corporation



                                   By: \s\ Kenneth E. Maud
                                       --------------------------------------
                                       Kenneth E. Maud, Chairman of the Board



Dated: March 13, 1996                 \s\ Albert J. Hugo-Martinez
                                        ---------------------------------------
                                        Albert J. Martinez






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